Exhibit 5.1

A&L Goodbody Solicitors International Financial Services Centre North Wall Quay Dublin 1

Tel: +353 1 649 2000 Fax: +353 1 649 2649 email: info@algoodbody.com website: www.algoodbody.com dx: 29 Dublin

Our ref | KVR 01412891	Your ref |	Date | 26 January 2015

Medtronic plc
25-28 North Wall Quay
IFSC
Dublin 1
Medtronic plc (the Company)

Dear Sirs

We act as Irish Counsel for the Company, a public limited company incorporated under the laws of Ireland, in connection with the proposed registration by the Company of up to 220,000,000 ordinary shares of the Company, nominal value $0.0001 per share (the Ordinary Shares), pursuant to a Registration Statement on Form S-8 (the Registration Statement) to be filed by the Company under the Securities Act of 1933, as amended.

The Ordinary Shares are issuable under equity plans and awards that the Company has agreed to assume pursuant to a deed of assumption dated 26 January 2015 and pursuant to a transaction agreement dated June 15, 2014 by and between the Company, Covidien plc, Medtronic Holdings Limited, Makani II Limited, Aviation Acquisition Co., Inc., Aviation Merger Sub and Medtronic Inc.

The plans and awards under which the Ordinary Shares are issuable are as follows:

•	The Medtronic 2014 Employees Stock Purchase Plan, as amended

•	The Medtronic 1998 Outside Director Stock Compensation Plan

•	The Medtronic 2002 Kyphon Stock Plan

•	The Medtronic 2003 Long Term Incentive Plan

•	The Medtronic 2008 Stock Award and Incentive Plan

•	The Medtronic 2013 Stock Award and Incentive Plan, as amended

•	The Medtronic 1994 Stock Award Plan

•	The Medtronic 1979 Restricted Stock and Performance Share Award Plan

•	The Medtronic 1979 Nonqualified Stock Option Plan

•	The Medtronic Capital Accumulation Plan

•	The Medtronic Savings and Investment Plan

•	The Medtronic Puerto Rico Employees’ Savings and Investment Plan and Retirement Plan

•	The Covidien Stock and Incentive Plan

•	The Covidien Savings Related Share Plan

•	The Covidien Separation and Distribution Agreement Equity Awards

(hereinafter together referred to as the Plans, including any amendments, restatements or sub-plans thereof).

In connection with this Opinion, we have reviewed copies of such corporate records of the Company as we have deemed necessary as a basis for the opinion hereinafter expressed. In rendering this opinion, we have examined and have assumed the truth and accuracy of the contents of such documents and certificates of officers of the Company and of public officials as to factual matters and have conducted such searches in public registries in Ireland as we have deemed necessary or appropriate for the purposes of this opinion but have made no independent investigation regarding such factual matters. In our examination we have assumed the truth and accuracy of the information contained in such documents, the genuineness of all the signatures, authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents.

We have further assumed that none of the resolutions and authorities of the shareholders or directors of the Company upon which we have relied have been varied, amended or revoked in any respect or have expired and that the Ordinary Shares will be issued in accordance with such resolutions and authorities and the terms of the Plans. We have further assumed that at each time Ordinary Shares will be issued, the Company will then have sufficient authorised but unissued share capital to allow for the issue of such Ordinary Shares and that the Ordinary Shares will be issued in accordance with the Plans.

We have assumed the absence of fraud on the part of the Company and its respective officers, employees, agents and advisors.

Having made such further investigation and reviewed such other documents as we have considered requisite or desirable, subject to the foregoing and to the within qualifications and assumptions, and provided that the Registration Statement, as finally amended, has become effective, we are of the opinion that;

(a)	the Ordinary Shares have been duly authorised and when issued, in accordance with the Registration Statement, the Plans and the options or other equity awards granted or to be granted thereunder will, be validly issued, fully paid and not subject to calls for any additional payments (“non-assessable”) (except for Ordinary Shares issued pursuant to deferred payment arrangements, which shall be fully paid upon the satisfaction of such payment obligations);

(b)	the Obligations of the Company under the Plans have been duly authorised by all necessary corporate action on behalf of the Company;

(c)	in any proceedings taken in Ireland for the enforcement of the Plans, the choice of the following law as set out below as the governing law of the contractual rights and obligations of the parties under the applicable Plans would be upheld by the Irish Courts unless it were considered contrary to public policy, illegal, or made in bad faith;

•	The Medtronic 2014 Employees Stock Purchase Plan, as amended - - Minnesota State law

•	The Medtronic 1998 Outside Director Stock Compensation Plan - Minnesota State law

•	The Medtronic 2002 Kyphon Stock Plan - US law or other applicable law as relevant

•	The Medtronic 2003 Long Term Incentive Plan - Minnesota State law

•	The Medtronic 2008 Stock Award and Incentive Plan - Minnesota State law

•	The Medtronic 2013 Stock Award and Incentive Plan, as amended - Minnesota State law

•	The Medtronic 1994 Stock Award Plan- Minnesota State law

•	The Medtronic 1979 Restricted Stock and Performance Share Award Plan - Minnesota State law

•	The Medtronic 1979 Nonqualified Stock Option Plan - Minnesota State law

•	The Medtronic Capital Accumulation Plan – Minnesota State law

•	The Medtronic Savings and Investment Plan - Minnesota State law
•	The Medtronic Puerto Rico Employees’ Savings and Investment Plan and Retirement Plan – Puerto Rico law
•	The Covidien Stock and Incentive Plan – Irish law
•	The Covidien Savings Related Share Plan – English law
•	The Covidien Separation and Distribution Agreement Equity Awards – Irish law

In rendering this opinion we have confined ourselves to matters of Irish law. We express no opinion on any laws other than the laws of Ireland (and the interpretation thereof) in force as at the date hereof.

We hereby consent to the filing of this Opinion with the United States Securities and Exchange Commission as an exhibit to the Registration Statement.

Yours faithfully /s/ A&L Goodbody